Exhibit 99.1

Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

Lincoln Electric Acquires Tennessee Rand, Inc., Automated Systems Manufacturer

CLEVELAND, Ohio, U.S.A., January 2, 2013 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired the privately-held automated systems and tooling manufacturer, Tennessee Rand, Inc.

Tennessee Rand is a leader in the design and manufacture of tooling and robotic systems for welding applications. The company serves a wide base of automotive and metal fabrication customers.

“Tennessee Rand strengthens our already strong position as a market leader in welding automation in North America,” said Christopher L. Mapes, Chief Executive Officer. “Tennessee Rand brings extensive tool design, system building, and machining capabilities that will enable Lincoln to further expand its welding automation business. It is a nice complement to our recent acquisition of Wayne Trail Technologies.”

“Lincoln’s market strength and worldwide reach enable Tennessee Rand to expand its business and support customers with global deployment strategies,” said Don Peters, President of Tennessee Rand. “We are pleased to now be a part of Lincoln Electric.”

Tennessee Rand, Inc., with headquarters and manufacturing operations in Chattanooga, Tennessee, has annual sales of approximately $35 million. Terms were not disclosed.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 46 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries.

For more information about Lincoln Electric and its products and services, visit the Company’s website at http://www.lincolnelectric.com.

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Lincoln Electric Acquires Tennessee Rand, Inc., Automated Systems Manufacturer -2-

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

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